                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                                FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                    Commission File Number: 1-9618

                                                   NAVISTAR INTERNATIONAL CORPORATION
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                                        (Exact name of registrant as specified in its charter)

                             4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555 (630) 753-5000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                 Preferred Stock Purchase Rights, with
                                           respect to Common Stock, par value $.10 per share
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                                       (Title of each class of securities covered by this Form)

                                                Common Stock, par value $0.10 per share
                                            Cumulative Convertible Junior Preference Stock,
                                                    Series D (with $1.00 par value)
                                                   Series B 7% Senior Notes due 2003
                                             Series B 8% Senior Subordinated Notes due 2008
                                                 Series B 9 3/8% Senior Notes due 2006
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate  rule  provision(s)  relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       |X|                                 Rule 12h-3(b)(1)(i)       |_|
                  Rule 12g-4(a)(1)(ii)      |_|                                 Rule 12h-3(b)(1)(ii)      |_|
                  Rule 12g-4(a)(2)(i)       |_|                                 Rule 12h-3(b)(2)(i)       |_|
                  Rule 12g-4(a)(2)(ii)      |_|                                 Rule 12h-3(b)(2)(ii)      |_|
                                                                                Rule 15d-6                |_|

Approximate number of holders of record as of the certification or notice date:

Preferred Stock Purchase Rights, with  respect to Common Stock, par value $.10 per share:  None

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act  of  1934,  Navistar  International  Corporation  has  caused  this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                     NAVISTAR INTERNATIONAL CORPORATION

Date:    December 17, 2001                           By:   /s/ Mark T. Schwetschenau
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                                                           Mark T. Schwetschenau
                                                           Vice President and Controller

Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.
It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the  form shall be typed or printed under the signature.